AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") is made this 28th day of June, 1997, among Environmental Plasma Arc Technology, Inc., a Nevada corporation ("EPAT"), Environmental Water Systems, Inc., a Nevada corporation ("EWS"), and certain shareholders of EWS (collectively referred to as the "EWS Shareholders").

     EPAT wishes to acquire approximately eighty seven of (87%) the issued and outstanding stock of EWS (one hundred percent (100%) of the EWS stock held by the EWS Shareholders) for and in exchange for stock of EPAT, in a stock for stock transaction intending to qualify as a tax-free exchange pursuant to
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties intend for this Plan to represent the terms and conditions of such tax-free reorganization, which Plan the parties hereby adopt.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                            Section 1

                        Terms of Exchange

     1.1 Number of Shares. Upon the execution hereof, EWS and the EWS Shareholders agree to assign, transfer, and deliver to EPAT, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, all of their shares of EWS stock, and EPAT agrees to acquire such shares on the date thereof, or as soon as practicable thereafter, by issuing and delivering in exchange therefore solely common shares of EPAT's stock, par value $0.001, in the aggregate of 3,000,000 shares, subject to the provisions of this Plan. Subsequent to the date hereof, the EWS Shareholders shall, upon the surrender of the EWS certificates representing their respective beneficial and record ownership of at least eighty seven percent (87%) of the then issued and outstanding shares of EWS to EPAT and further provided an exemption from the registration provisions of
Section 5 of the Securities Act of 1933 is available for the issuance thereof, the EWS Shareholders shall be entitled to receive a certificate(s) evidencing shares of the exchanged EPAT stock as provided for herein. Upon the consummation of the transaction contemplated herein, EPAT shall be the beneficial and record owner of at least eighty seven percent (87%) of the issued and outstanding stock of EWS.

     1.2 Anti-Dilution. For all relevant purposes of this Plan, the number of EPAT shares to be issued and delivered pursuant to this Plan shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in EPAT common stock, which may occur between the date of the execution of this Plan and the date of the delivery of such shares.

     1.3 Delivery of Certificates. The EWS Shareholders shall transfer to EPAT at the closing the shares of common stock of EWS listed opposite their respective names on Exhibit A hereto (the "EWS shares") in exchange for shares of the common stock of EPAT as outlined above in Section 1.1 hereof (the "EPAT Stock"). Of the 3,000,000 shares of EPAT common stock issued, 1,500,000 of such shares shall be held in escrow with Daniel W. Jackson, Esq. serving as escrow agent pursuant to the terms and under the conditions set forth in a separate escrow agreement. Those conditions shall include: (i) that subject to EPAT providing adequate funding for EWS's operations, EWS shall have achieved gross revenues in excess of five million dollars ($5,000,000); and
(ii) all actions necessary for the reorganization of EPAT and EWS or the acquisition of all issued and outstanding shares of EWS by EPAT have been completed. It is the agreement and understanding of the parties that the escrowed shares shall be released from escrow at the written direction of the Board of Directors of EPAT following fulfillment of the terms and conditions set forth in the escrow agreement; (iii) the escrowed shares of common stock of EPAT shall be distributed as directed by Daniel W. Jackson, Esq. The transfer of EWS shares by the EWS Shareholders shall be effected by the delivery to EPAT at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures guaranteed by a national bank and with all necessary transfer taxes and other revenue stamps affixed and acquired at the EWS Shareholders' expense.

     1.4 Further Assurances. Subsequent to the execution hereof, and from time to time thereafter, EWS shall execute such additional instruments and take such other action as EPAT may request in order to more effectively sell, transfer and assign clear title and ownership in the EWS shares to EPAT.

1.5 Management Contracts. The management of EWS will have the same management contracts as of the date hereof, attached hereto as Schedule (e). After six months EWS may negotiate new management contracts to be ratified by the Board of Directors of EPAT.

                            Section 2

                             Closing

     2.1 Closing. The Closing contemplated by Section 1.3 shall be held at the law offices of Daniel W. Jackson, Esq. on or before June 30, 1997 or at such other time or place as may be mutually agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives. In any event, the closing of the transactions contemplated by this Plan shall be effected as soon as practicable after all of the conditions contained herein have been satisfied.

     2.2 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged, and delivered) any agreements, resolutions, rulings, or other instruments required by this Plan to be so delivered at or prior to Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transaction contemplated hereby.



                            Section 3

        Representations, Warranties and Covenants of EPAT

     EPAT represents and warrants to, and covenants with, the EWS Shareholders and EWS as follows:

     3.1 Corporate Status. EPAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. EPAT has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the EPAT schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EPAT' Articles of Incorporation or Bylaws. EPAT has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     3.2 Capitalization. The authorized capital stock of EPAT as of the date hereof consists of 50,000,000 common shares, par value $0.001. The common shares of EPAT issued and outstanding are fully paid, non-assessable shares. There are no outstanding options, warrants, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of EPAT's common stock or with regard to any options, warrants or other contractual rights to acquire any of EPAT's authorized but unissued common shares.

     3.3  Financial Statements.

          (a) EPAT hereby warrants and covenants to the EWS and the EWS Shareholders that the audited financial statements for the year ened December 31, 1996, and the unaudited financial statements for the period ended March 31, 1997, fairly and accurately represent the financial condition of EPAT and that the same will be prepared along with the period ended as of the date of Closing, for consolidation by an independent public accountant, which shall be prepared in accordance with generally accepted accounting principles consistently applied, on or before the expiration of forty-five days from the date of Closing.

          (b) EPAT hereby warrants and represents that the audited financial statements for the periods set forth in subparagraph (a), supra, fairly and accurately represent the financial condition of EPAT as submitted heretofore to the EWS Shareholders for examination and review.

     3.4 Conduct of Business. EPAT owns an exclusive license and patent (Patent No. 5366701, assigned on November 22, 1994) in certain technology, equipment and devices which employ the principles of Environmental Plasma Arc Technology in emission, exhaust reduction, and purification systems (hereinafter referred to as the "EPAT Technology").
Since 1992, it has been the intent of the Company to develop a plan to exploit the EPAT Technology as an exclusive licensee. As of the date hereof, the Company's inventory of systems utilizing the EPAT Technology ("EPAT Systems") is limited to two demonstration/test models, one production model to be utilized for beta testing purposes and one commercially viable model which the Company feels is ready for market with a commercial value of approximately $250,000.

     The Company is pursuing and will continue to pursue opportunities to market the EPAT Technology to potential customers as well as to pursue strategic combinations with potential business partners in an attempt to maximize the value of the EPAT Technology and the EPAT Systems.

     EPAT will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of EWS, enter into any material commitments except in the ordinary course of business.

     3.5 Litigation. On April 25, 1997, the Company entered into a confidential settlement agreement with the plaintiffs in the matter of Philip and Mary Sarver v. Nu Arc Scientific, Edward and Carole Taylor, and Environmental Plasma Arc Technology, Inc. As specified in such agreement, the exact terms of this settlement agreement may not be disclosed,. The settlement agreement releases the Company from any and all liabilities and future liabilities with respect to the subject matter of this case. The Company, however, maintains the right to pursue both Nu Arc Scientific and Edward and Carole Taylor for indemnification of the settlement amount. There are no other material actions, suits, or proceedings, pending, or, to the best knowledge of EPAT, threatened by or against or effecting EPAT at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; EPAT does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     3.6 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, EPAT and its present management will (i) give to EWS and the EWS Shareholders or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the EWS Shareholders or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of EPAT as EWS, the EWS Shareholders or their duly authorized representatives, may reasonably request. Any such request to inspect EPAT's books shall be directed to EPAT' counsel, Daniel W. Jackson, at the address set forth herein under Section 10.4 Notices.

     3.7 Confidentiality. Until the Closing (and thereafter if there is no Closing), EPAT and its representatives will keep confidential any information which they obtain from EWS or the EWS Shareholders concerning EWS, its properties, assets and the proposed business operations of EWS. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MDT on June 30, 1997 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, EPAT will return to EWS all written matter with regard to EWS obtained in connection with the negotiations or consummation of this Plan.

     3.8 Conflict with Other Instruments. The transactions contemplated by this Plan will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or their material agreements or instrument to which EPAT was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of EPAT.

     3.9 Corporate Authority. EPAT has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to EWS and the EWS Shareholders or their respective representatives, at the Closing, a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

     3.10 Consent of Shareholders. EPAT hereby warrants and represents that the shareholders of EPAT, being the owners of a majority of the issued and outstanding stock of the Corporation consented in writing to the authorization to execute an Agreement and Plan of Reorganization as between EPAT and the EWS Shareholders pursuant to a stock-for-stock transaction in which EPAT would acquire eighty seven percent (87%) of the issued and outstanding shares of EWS in exchange for the issuance of a total of 3,000,000 common shares of EPAT.


     3.11 Special Covenants and Representations Regarding the Exchanged EPAT Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged EPAT shares to the EWS Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend interlace on the circumstances under which the EWS Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, EWS Shareholders shall cause to be delivered to EPAT a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

     3.12 Undisclosed or Contingent Liabilities. EPAT hereby represents and warrants that it has no undisclosed or contingent liabilities which have not been disclosed to EWS and the EWS Shareholders.

     3.13 Information. The information concerning EPAT set forth in this Plan, and the EPAT schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to the EWS Shareholders in connection with this Plan.

     3.14 Title and Related Matters. EPAT has good and marketable title to all of its properties, interests in properties, and assets, real and personal, which are reflected, or will be reflected, in the EPAT balance sheets, free and clear of any and all liens and encumbrances.

     3.15 Contracts or Agreements. EPAT is not bound by any material contracts, agreements or obligations which it has not already disclosed to EWS.

     3.16 Governmental Authorizations. EPAT has all licenses, franchises, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.

     3.17 Compliance with Laws and Regulations. EPAT has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of EPAT or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to EWS.

     3.18 Approval of Plan. The Board of Directors of EPAT has authorized the execution and delivery of this Plan by EPAT and have approved the Plan and the transactions contemplated hereby. EPAT has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     3.19 Investment Intent. EPAT is acquiring the EWS shares to be transferred to it under this Plan for investment and not with a view to the sale or distribution thereof, and EPAT has no commitment or present intention to liquidate EWS or to sell or otherwise dispose of the EWS shares.

     3.20 Unregistered Shares and Access to Information. EPAT understands that the offer and sale of the EWS shares have not been registered with or reviewed by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal, state securities law administrator has reviewed or approved any disclosure or other material concerning EWS or the EWS shares. EPAT has been provided with and reviewed all information concerning EWS, the EWS shares as it has considered necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the EWS shares. EPAT has made an investigation as to the merits and risks of its acquisition of the EWS Shares and has had the opportunity to ask questions of, and has received satisfactory answers from, the officers and directors of EWS concerning EWS, the EWS shares and related matters, and has had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the EWS shares.

     3.21 EPAT Schedules. EPAT has delivered to EWS the following items listed below, hereafter referred to as the "EPAT Schedules", which is hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of EPAT on or about the date within the Plan is executed to certify that the EPAT Schedules are true and correct.

          (a)  Copy of Articles of Incorporation, as amended, and Bylaws;

          (b)  Financial statements;

          (c)  Shareholder list;

          (d)  Resolution of Directors approving Plan;

          (e) Officer's Certificate as required under Section 6.2 of the Plan;

          (f)  Opinion of counsel as required under Section 6.4 of the Plan;

          (g)  Certificate of Good Standing;

          (h)  Consent of Shareholders approving Plan.

                            Section 4

         Representations, Warranties and Covenants of EWS

     EWS and the EWS Shareholders represent and warrant to, and covenant with, EPAT as follows:

     4.1 Corporate Status. EWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada incorporated on September 14, 1995. EWS has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the EWS schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EWS's Articles of Incorporation or Bylaws. EWS has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     4.2 Capitalization. The authorized capital stock of EWS as of the date hereof consists of 20,000,000 common shares, no par value. As of the date hereof all common shares of EWS issued and outstanding are fully paid, non-assessable shares. There are no outstanding options, warrants, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of the EWS Shareholders' common stock or with regard to any options, warrants or other contractual rights to acquire any of EWS's authorized but unissued common shares.

     4.5 Conduct of Business. EWS has been in the business of manufacturing and marketing water purification systems for commercial use.

     EWS will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of EPAT, enter into any material commitments except in the ordinary course of business.

     EWS agrees that EWS will conduct itself in the following manner pending the Closing:

          (a) Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of EWS.

          (b) Capitalization, etc. EWS will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     4.6 Options, Warrants and Rights. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued EWS common stock, except options, warrants, calls, or commitments, if any, to which EWS is not a party and by which it is not bound.

     4.7 Title to Property. EWS has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of EWS, and the properties and assets of EWS are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

     4.8 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of EWS, threatened by or against or effecting EWS at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; EWS does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     4.9 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, EWS and its present management will (i) give to EPAT or its duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that EPAT or its duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of EWS as EPAT or its duly authorized representatives, may reasonably request. Any such request to inspect EWS's books shall be directed to EWS's representative, at the address set forth herein under Section 10.4 Notices.

     4.10 Confidentiality. Until the Closing (and thereafter if there is no Closing), EWS and its representatives will keep confidential any information which they obtain from EPAT its shareholders concerning its properties, assets and the proposed business operations of EPAT. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on June 30, 1997 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, EWS will return to EPAT all written matter with regard to EPAT obtained in connection with the negotiations or consummation of this Plan.

     4.11 Investment Intent. The Shareholders represent and covenant that they are acquiring the unregistered and restricted common shares of EPAT to be delivered to them under this Plan for investment purposes and not with a view to the subsequent sale or distribution thereof, and as agreed, supra, the EWS Shareholders, their successors and assigns agree to execute and deliver to EPAT on the date of Closing or no later than the date on which the restricted shares are issued and delivered to the EWS Shareholders, their assigns, or designees, an Investment Letter similar in form to that attached hereto as Exhibit B.

     4.12 Unregistered Shares and Access to Information. EWS and the EWS Shareholders understand that the offer and sale of EPAT shares to be exchanged for the EWS shares have not been registered with or reviewed by the securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material facts concerning EPAT or EPAT stock. EWS and the EWS Shareholders have been provided with and reviewed all information concerning EPAT and EPAT shares, to be exchanged for the EWS shares as they have considered necessary or appropriate as prudent and knowledgeable investors to enable them to make informed investment decisions concerning the EPAT shares, to be exchanged for the EWS shares. EWS and the EWS Shareholders have made an investigation as to the merits and risks of their acquisition of the EPAT shares, to be exchanged for the EWS shares and have had the opportunity to ask questions of, and have received satisfactory answers from, the officers and directors of EPAT concerning EPAT shares to be exchanged for the EWS shares and related matters, and have had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the EPAT shares to be exchanged for the EWS shares.

     4.13 Title to Shares. The EWS Shareholders are the beneficial and record owners, free and clear of any liens and encumbrances, of whatever kind or nature, of all of the shares of EWS of whatever class or series, which the Shareholders have contracted to exchange.

     4.14  Contracts.

          (a) Set forth in the EWS Schedules are copies or descriptions of all material contracts which written or oral, all agreements, franchises, licenses, or other commitments to which EWS is a party or by which EWS or its properties are bound.

          (b) Except as may be set forth in the EWS Schedules, EWS is not a party to any contract, agreement, corporate restriction, or subject to any judgment, order, writ, injunction, decree, or award, which materially and adversely effect the business, operations, properties, assets, or conditions of EWS.

          (c) Except as set forth in the EWS Schedules, EWS is not a party to any material oral or written (i) contract for employment of any officer which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance, or any other retirement plan of arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended, or otherwise covered; (iii) agreement providing for the sale, assignment or transfer of any of its rights, assets or properties, whether tangible or intangible, except sales of its property in the ordinary course of business with a value of less than $2,000; or (iv) waiver of any right of any value which in the aggregate is extraordinary or material concerning the assets or properties scheduled by EWS, except for adequate value and pursuant to contract. EWS has not entered into any material transaction which is not listed in the EWS Schedules or reflected in the EWS financial statements.

     4.15 Material Contract Defaults. EWS is not in default in any material respect under the terms of any contract, agreement, lease or other commitment which is material to the business, operations, properties or assets, or condition of EWS, and there is no event of default or event which, with notice of lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which EWS has not taken adequate steps to prevent such default from occurring, or otherwise compromised, reached a satisfaction of, or provided for extensions of time in which to perform under any one or more contract obligations, among others.

     4.16 Conflict with Other Instruments. The consummation of the within transactions will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or material agreement or instrument to which EWS was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of EWS.

     4.17 Governmental Authorizations. EWS has all licenses, franchises, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the EWS Shareholders of this Plan and the consummation by the EWS Shareholders of the transactions contemplated hereby.

     4.18 Compliance with Laws and Regulations. EWS has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of EWS or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to EPAT.

     4.19 Approval of Plan. The Board of Directors of EWS have authorized the execution and delivery of this Plan by EWS and the EWS Shareholders and have approved the Plan and the transactions contemplated hereby. EWS and the EWS Shareholders have full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     4.20 Information. The information concerning EWS set forth in this Plan, and the EWS Schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to EPAT in connection with this Plan.

     4.21 EWS Schedules. EWS has delivered to EPAT the following items listed below, hereafter referred to as the "EWS Schedules", which are hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of EWS on or about the date within the Plan is executed to certify that the EWS Schedules are true and correct.

          (a)      Copy of Articles of Incorporation and Bylaws;

          (b)      Financial Statements

          (c)      Resolution of Board of Directors approving Plan;

          (d)      Consent of Shareholders approving Plan;

          (e) A list of key employees, including current compensation, with notation as to job description and whether or not such employee is subject to written contract, and if subject to a contract or employment agreement, a copy of the same;

          (f) A schedule showing the name and location of each bank or other institution with which EWS has an account and the names of the authorized persons to draw thereon or having access thereto;

          (g) A schedule setting forth the shareholders, together with the number of shares owned beneficially or of record by each (also attached as Exhibit A);

          (h) A schedule setting forth copies or descriptions of all material contracts which written or oral, all agreements, franchises, licenses, or other commitments to which EWS is a party or by which EWS or its properties are bound.

          (i) Officer's Certificate as required by Section 7.2 of the Plan;

          (j)     Certificate of Good Standing.



                            Section 5

                        Special Covenants

     5.1 EWS Information Incorporated in EPAT's Reports. EWS represent and warrant to EPAT that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. EWS and the EWS Shareholders agree to indemnify and hold EPAT harmless, including each of its Directors and Officers, and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, alleged untrue statement, or omission of a material fact contained in such information delivered hereunder.

     5.2 Special Covenants and Representations Regarding the Exchanged EPAT Stock. The consummation of this Plan and the transactions herein contemplated, including the issuance of the EPAT shares in exchange for eighty seven percent (87%) of the issued and outstanding shares of EWS to the shareholders of EPAT constitutes the offer and sale of securities under the Securities Act and the applicable state statutes, which depend, inter alia, on the circumstances under which the EWS Shareholders acquire such securities. EPAT intends to rely on the exemption of the registration provision of Section 5 of the Securities Act as provided for under Section 4.2 of the Securities Act of 1933, which states "transactions not involving a public offering", among others. Each Shareholder upon submission of his EWS shares and the receipt of the EPAT shares exchanged therefor, shall execute and deliver to EPAT a letter of investment intent to indicate, among other representations, that the EWS Shareholder is exchanging the EWS shares for EPAT shares for investment purposes and not with a view to the subsequent distribution thereof. A proposed Investment Letter is attached hereto as Exhibit B and incorporated herein by reference for the general use by the Shareholders, as they may determine.

     5.3 Action Prior to Closing. Upon the execution hereof until the Closing date, and the completion of the consolidated audited financials,

          (a) EWS and EPAT will (i) perform all of its obligations under material contracts, leases, insurance policies and/or documents relating to its assets and business; (ii) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with existing potential customers and clients; and (iii) fully comply with and perform in all material respects all duties and obligations imposed on it by all federal and state laws and all rules, regulations, and orders imposed by all federal or state governmental authorities.

          (b) Neither EWS nor EPAT will (i) make any change in its Articles of Incorporation or Bylaws except and unless as contemplated pursuant to
Section 3 of this Plan; (ii) enter into or amend any contract, agreement, or other instrument of the types described in the parties' schedules, except that a party may enter into or amend any contract or other instrument in the ordinary course of business involving the sale of goods or services, provided that such contract does not involve obligations in excess of $10,000.

                            Section 6

             Conditions Precedent to Obligations of
                   EWS and the EWS Shareholders

     All obligations of EWS and the EWS Shareholders under this Plan are subject to the satisfaction, on or before the Closing date, except as otherwise provided for herein, or waived or extended in writing by the parties hereto, of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties made by EPAT in this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, EPAT shall have performed and complied with by EPAT prior to the Closing, unless waived or extended in writing by the parties hereto. EWS shall have been furnished with a certificate, signed by a duly authorized executive officer of EPAT and dated the Closing date, to the foregoing effect.

     6.2 Officers' Certificate. EWS and the EWS Shareholders shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of EPAT, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of EPAT, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of EPAT.

     6.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of EPAT, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of EPAT, except as otherwise disclosed to EWS.

     6.4 Opinion of Counsel of EPAT. EPAT shall furnish to EWS and the EWS Shareholders an opinion dated as of the Closing date and in form and substance satisfactory to the EWS Shareholders to the effect that:

          (a) EPAT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and with all requisite corporate power to perform its obligations under this Plan.

          (b) The business of EPAT, as presently conducted, including, upon the consummation hereof, the ownership of eighty seven percent (87%) of the issued and outstanding shares of EWS, does not require it to register it to do business as a foreign corporation on any jurisdiction other than under the jurisdiction of its Articles of Incorporation or Bylaws and EPAT has complied to the best of its knowledge in all material respects with all the laws, regulations, licensing requirements and orders applicable to its business activities and has filed with the proper authorities, including the Department of Commerce, Division of Corporations, and Secretary of State for the State of Nevada, all statements and reports required to be filed.

          (c) The authorized and outstanding capital stock of EPAT as set forth in Section 3.2 above, and all issued and outstanding shares have been duly and validly authorized and issued and are fully paid and non-assessable.

          (d) To the best knowledge of such counsel, the consummation of the transactions contemplated by this Plan will not violate or contravene the provisions of the Certificate of Incorporation or Bylaws of EPAT, or any contract, agreement, indenture, mortgage, or order by which EPAT is bound.

          (e) This Plan constitutes a legal, valid and binding obligation of EPAT enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, or similar law effecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

          (f) The execution and delivery of this Plan and the consummation of the transactions contemplated hereby have been ratified by a majority of the shareholders of EPAT and have been duly authorized by its Board of Directors.

     6.5 Good Standing. The EWS Shareholders shall have received a Certificate of Good Standing from the State of Nevada, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that EPAT is in good standing as a corporation in the State of Nevada.

     6.6 Other Items. EWS shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as the EWS Shareholders may reasonably request.

                            Section 7

           Conditions Precedent to Obligations of EPAT

     All obligations of EPAT under this Plan are subject, at its option, to the fulfillment, before the Closing, of each of the following conditions:

     7.1 Accuracy of Representations. The representations and warranties made by the EWS Shareholders under this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, EPAT shall have performed and complied with by the EWS Shareholders prior to the Closing, unless waived or extended in writing by the parties hereto. EPAT shall have been furnished with a certificate, signed by a duly authorized executive officer of EWS and dated the Closing date, to the foregoing effect.

     7.2 Officers' Certificate. EPAT shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of EWS, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of EWS, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of EWS.

     7.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of EPAT, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of EWS, except as otherwise disclosed to EPAT.

     7.4 Good Standing. EPAT shall have received a Certificate of Good Standing from the State of Nevada, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that EWS is in good standing as a corporation in the State of Nevada.

     7.5 Dissenters' Rights Waived. The EWS Shareholders, and each of them, have agreed and hereby waive any dissenters' rights, if any, under the laws of the State of Nevada in regards to any objection to this Plan as outlined herein and otherwise consent to and agree and authorize the execution and consummation of the within Plan in accordance to the terms and conditions of this Plan by the management of EWS.

     7.6 Other Items. EPAT shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as EPAT may reasonably request.

     7.7 Execution of Investment Letter. The Shareholders shall have executed and delivered copies of Exhibit B to EPAT.

                            Section 8

                           Termination

     8.1 Termination by EWS or the EWS Shareholders. This Plan may be terminated at any time prior to the Closing date by action of EWS or the EWS Shareholders, if EPAT shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations and warranties contained herein shall be inaccurate in any material respect.

     8.2 Termination by EPAT. This Plan may be terminated at any time prior to the Closing date by action of EPAT if EWS or the EWS Shareholders shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations or warranties contained herein shall be inaccurate in any material respect.

     8.3  Termination by Mutual Consent

          (a) This Plan may be terminated at any time prior to the Closing date by mutual consent of EPAT, expressed by action of its Board of Directors, EWS, or the EWS Shareholders.

          (b) If this Plan is terminated pursuant to Section 8, this Plan shall be of no further force and effect and no obligation, right or liability shall arise hereunder. Each party shall bare its own costs in connection herewith.

                            Section 9
                 EWS Shareholders' Representative

     The EWS Shareholders hereby irrevocably designate and appoint Theron John, 405 West 115th Avenue, Suite 4, Northglenn, Colorado 80234 as their agent and attorney in fact (the "EWS Shareholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the EWS Shareholders under Section 1 hereof or increase the extent of their obligation to EPAT hereunder, unless agreed in writing by the EWS Shareholders.

                            Section 10
                        General Provisions

     10.1 Further Assurances. At any time, and from time to time, after the Closing date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Plan.

     10.2 Payments of Estimated Costs and Fees. EPAT and EWS mutually determine and agree that EWS shall pay the estimated costs and fees incurred in connection with the execution and consummation of the Plan.

     10.3 Press Release and Shareholders' Communications. On the date of Closing, or as soon thereafter as practicable, the EWS Shareholders shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Plan, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to EPAT's shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

     10.4 Notices. All notices and other communications required or permitted hereunder shall be sufficiently given if personally delivered, sent by registered mail, or certified mail, return receipt requested, postage prepaid, or by facsimile transmission addressed to the following parties hereto or at such other addresses as follows:

If to EPAT:                     Environmental Plasma Arc Technology, Inc.
                                Attention: John W. Peters
                                215 South State Street, Suite 1100
                                Salt Lake City, Utah 84111

With a copy to:                 Daniel W. Jackson, Esq.
                                215 South State Street, Suite 1100
                                Salt Lake City, Utah 84111

If to EWS:                      Environmental Water Systems
                                Attention: Theron John
                                405 West 115th Avenue, Suite 4,
                                Northglenn, Colorado 80234

If to the EWS Shareholders:     Theron John
                                405 West 115th Avenue, Suite 4,
                                Northglenn, Colorado 80234

or at such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, sent by facsimile transmission, or telegraphed.

     10.5 Entire Agreement. This Plan represents the entire agreement between the parties relating to the subject matter hereof, including any previous letters of intent, understandings, or agreements between EPAT, EWS and the EWS Shareholders with respect to the subject matter hereof, all of which are hereby merged into this Plan, which alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. Excepting the foregoing agreement, there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     10.6 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Utah, except to the extent preempted by federal law, in which event (and to that extent only) federal law shall govern.

     10.7 Tax Treatment. The transaction contemplated by this Plan is intended to qualify as a "tax-free" reorganization under the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. EWS and the EWS Shareholders and EPAT acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

     10.8 Attorney Fees. In the event that any party prevails in any action or suit to enforce this Plan, or secure relief from any default hereunder or breach hereof, the nonprevailing party or parties shall reimburse the prevailing party or parties for all costs, including reasonable attorney fees, incurred in connection therewith.

     10.9 Amendment of Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently or separately, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, therefore, or thereafter occurring or existing. Any time prior to the expiration of thirty
(30) days from the date hereof, this Plan may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Plan may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     10.10 Counterparts. This Plan may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

     10.11 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Plan.

     10.12 Parties in Interest. Except as may be otherwise expressly provided herein, all terms and provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal and legal representatives, and assigns.

     IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization effective the day and year first set forth above.

                               ENVIRONMENTAL PLASMA ARC TECHNOLOGY, INC.

Attest:


/s/ Malinda Madsen          By: /s/John W. Peters
------------------              ------------------
                                Its President



                               ENVIRONMENTAL WATER SYSTEMS, INC.

Attest:

/s/ Lindsey Mounteer           By: /s/ Theron John
--------------------               ---------------
                                   Its President


                               SHAREHOLDERS:

Attest:


/s/ Theron John               By: /s/ Dan W. Clark
---------------                   ----------------


Attest:


/s/ Theron John             By: /s/ Brandon John
---------------                 ----------------


Attest:


/s/ Theron John             By: /s/ Jason Padillo
---------------                 -----------------


Attest:

/s/ Theron John             By: /s/ Trent John
---------------                 --------------